INTERNAL REVENUE SERVICE                                  Department of Treasury

Number 200137011                                            Washington, DC 20224
Release Date: 9/14/2001
Index Number 0355.01-00,0368.04-00                            Person to Contact:

                                                               Telephone Number:

                                                        Refer Reply to:
                                                        CC:CORP:4 PLR-100633-01

                                                        Date:
                                                        June 4, 2001

Distributing =

Controlled =

Target 1 =
Target 2 =

Shareholder =

Company 1 =
Company 2 =

LLC 1 =
LLC 2 =
LLC 3 =
LLC 4 =
LLC 5 =
LLC 6 =
LLC 7 =
LLC 8 =
LLC 9 =
LLC 10 =
LLC 11 =
LLC 12 =
LLC 13 =
LLC 14 =
LLC 15 =
LLC 16 =
LLC 17 =

LP 1 =

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                                      -2-

LP 2 =
LP 3 =

Sub 1 =
Sub 2 =
Sub 3 =
Sub 4 =
Sub 5 =
Sub 6 =
Sub 7 =
Sub 8 =
Sub 9 =
Sub 10 =
Sub 11 =
Sub 12 =
Sub 13 =
Sub 14 =
Sub 15 =
Sub 16 =
Sub 17 =
Sub 18 =
Sub 19 =
Sub 20 =
Sub 21 =
Sub 22 =
Sub 23 =



Sub 24 =


Sub 25 =


Sub 26 =


Sub 27 =


Sub 28 =


Sub 29 =

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                                      -3-

Sub 30 =
Sub 31 =
Sub 32 =
Sub 33 =
Sub 34 =
Sub 35 =
Sub 36 =
Sub 37 =
Sub 38 =
Sub 39 =
Sub 40 =
Sub 41 =
Sub 42 =
Sub 43 =
Sub 44 =
Sub 45 =

Sub C1 =
Sub C2 =
Sub C3 =

Distributing Common
Stock =

Distributing Class A
Common Stock =

Distributing Class A
Preferred Stock =

Controlled Common
Stock =

Business A =
Business B =
Business C =
Business D =
Business E =

Financial Adviser A =
Financial Adviser B =
Financial Adviser C =

Management Consultant =

Date A =

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                                      -4-

Date B =
Date C =
Date D =
Date E =
Date F =
Date G =
Date H =
Date I =

a =
b =
c =
d =
e =
f =
g =
h =
i =
j =
k =
l =
m =
n =

  This letter responds to your December 18, 2000 request for rulings regarding certain federal income tax consequences of a proposed transaction. The information submitted in that request and in later correspondence is summarized below.

  The rulings contained in this letter are based on facts and representations submitted by the taxpayer and accompanied by a penalties of perjury statement executed by an appropriate party. This office has not verified any of the materials submitted in support of the request for rulings. Verification of the information, representations, and other data may be required as part of the audit process.


                              SUMMARY OF THE FACTS


  Publicly traded Distributing is the common parent of an affiliated group of corporations that files a consolidated federal income tax return. Distributing conducts Business A, Business B, and Business C directly and indirectly and Business D through corporate subsidiaries and limited liability companies (each of the latter, an "LLC").

  Distributing has outstanding common stock ("Distributing Common Stock") and Distributing Class A Common Stock, both of which are publicly traded, and Distributing Class A Preferred Stock, all of which is owned by Shareholder and its controlled subsidiaries (the Class A Common and Class A Preferred together track the operations of Business D). The Distributing Class A Preferred Stock is convertible, at Shareholder's option, into Distributing Class A Common Stock.

  The outstanding debt of Distributing includes (i) a dollars of notes due Date A bearing interest at a rate of b percent, (ii) c dollars of notes due Date A bearing interest at a rate equal to d month LIBOR plus e basis points, and (iii) f dollars of notes due Date B bearing interest at a rate equal to g month LIBOR plus h basis points (these three series of notes, collectively, the "Notes"). The Notes were sold to institutional investors in a private placement transaction on Date C. They were not issued in contemplation of the proposed transactions that are the subject of this letter.

  Controlled conducts Business D directly and indirectly and has outstanding one class of common stock, all of which is owned by Distributing (the "Controlled Common Stock").

  Distributing is restructuring under a plan formally announced on Date D and Date E (the "Overall Restructuring") that will result in four separate, publicly traded companies: (1) Company 1, which owns certain Business E assets previously held by Distributing and certain of its subsidiaries, (2) Controlled, which will conduct Business D, (3) Company 2, which will conduct Business A and Business B, and (4) Distributing, which will conduct Business C. The transactions that are associated with the separation of Company 1 from Distributing were addressed in a private letter ruling issued by the Internal Revenue Service on Date F (PLR-130376-00), and are expected to be completed on or before Date G. The transactions that are associated with the separations of the businesses described in (3) and (4) are addressed in a private letter ruling request filed with the Internal Revenue Service on Date H and now under consideration (the separations of the business described in (1), (3), and (4), collectively, the "Other Transactions").

  In addition to the Controlled stock, Distributing wholly owns LLC 1, LLC 16, and Sub 42. Before the Contribution (defined below), Distributing also owned Sub 39 through Sub 41, Sub 43 through Sub 45, LLC 14, LLC 15, LLC 17, and LP 3, each of which is engaged in Business D. LLC 1 wholly owns Sub 1 through Sub 3.

  Before the Controlled Restructuring (defined below), Controlled wholly owned Sub C1, Sub C2, and Sub C3.

  Sub 1 wholly owns Sub 4 through Sub 7. Sub 4 wholly owns LLC 13. Sub 5 wholly owns Sub 8 and Sub 9. Sub 8 wholly owns LLC 8 and Sub 9 wholly owns LLC 10. Sub 6 wholly owns Sub 10. Sub 10 wholly owns LLC 12. Sub 7 wholly owns Sub 11. Sub 11 wholly owns LLC 11 and Sub 12.

  Sub 2 wholly  owns Sub 13. Sub 13 wholly  owns Sub 14. Sub 14 wholly  owns Sub
15. Sub 15 owns an i percent interest and is the general partner in LP 1, and wholly owns LLC 9 and Sub 16. Sub 16 is a limited partner and owns the remaining j percent interest in LP 1.

  Sub 3 wholly owns Sub 17 through Sub 20. Sub 19 wholly owns LLC 5, LLC 6 and Sub 21 through Sub 27. Sub 26 wholly owns LLC 7 and Sub 28. Sub 27 wholly owns Sub 29 through Sub 31. Sub 20 wholly owns Sub 32 through Sub 38. Sub 37 owns an k percent interest in LP 2 and is the general partner. Sub 38 owns the remaining l percent interest in LP 2 and is a limited partner. Sub 37 wholly owns LLC 2. Sub 38 wholly owns LLC 3. LLC 2 and LLC 3 together hold less than 100 percent of the interests in LLC 4.

  LLC 1 through LLC 3, LLC 5 through LLC 17, and LP 3 are disregarded as entities separate from their owners for federal tax purposes under ss. 301.7701-3 of the Procedure and Administrative Regulations.

  Distributing's financial condition has recently deteriorated because (i) the earnings of one of Distributing's core businesses have declined far more rapidly over the past six months than had been previously predicted and (ii) Distributing has acquired capital-intensive businesses (principally Target 1 and Target 2) and incurred substantial debt in connection with these acquisitions. These developments caused each of the three nationally recognized rating agencies to downgrade Distributing's credit rating on Date I.

  Because this has forced Distributing to concentrate on paying down its debt, Distributing's ability to fund the growth of its businesses (including Business D conducted by Controlled) has been limited. Further, because the debt of Controlled is consolidated with the debt of Distributing for credit rating purposes, Controlled too is limited in its ability to finance the operation and growth of Business D, which is extremely capital intensive.

  In addition, Financial Adviser A, Financial Adviser B, Financial Adviser C, and Management Consultant have advised Distributing that the status of Controlled as one of a number of divisions within the Distributing affiliated group has created substantial management, systemic, and other problems that will be alleviated by the separation of Distributing and Controlled. Among the difficulties that Distributing and Controlled have experienced are (1) competition among business units for limited resources and for business opportunities, (2) the evaluation of Controlled's investments on the basis of their impact on Distributing's earnings notwithstanding that Controlled's competitors are measured on the basis of cash flow, and (3) the inability of the management of Controlled to focus exclusively on the business needs of Controlled.

  Finally,  Controlled  competes  in an  industry  that has  been  consolidating rapidly and in which publicly traded, asset-based stock is the preferred acquisition currency. Because Controlled currently has no such stock outstanding, it has been prevented from consummating several contemplated transactions. Financial Adviser A, Financial Adviser B, and Financial Adviser C have advised that the separation of Controlled from Distributing will provide Controlled with the acquisition currency it needs to participate effectively in the industry consolidation.

                              PROPOSED TRANSACTION


  To accomplish the separation of Controlled, Distributing has (i) internally restructured Controlled and (ii) transferred certain assets and liabilities to Controlled in constructive exchange for Controlled shares and plans to (iii) internally restructure itself, (iv) transfer certain additional assets to Controlled in exchange for an assumption of liabilities by Controlled and in constructive exchange for Controlled shares, (v) distribute part of its Controlled Common Stock in exchange for the Distributing Class A Common Stock,
(vi) distribute part of its Controlled Common Stock on its Distributing Common Stock, and (vii) exchange the remainder of its Controlled Common Stock for Distributing debt (or, if an exchange of the entire remainder is not feasible, retain any stock not exchanged for future exchange or sale). More specifically:

  (i) Sub C1 converted into a single member LLC that is disregarded as an entity separate from its owner for federal income tax purposes. As a result, Controlled is treated as receiving and directly holding the assets of Sub C1. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (ii) Sub C2 converted into a single member LLC that is disregarded as an entity separate from its owner for federal income tax purposes. As a result, Controlled is treated as receiving and directly holding the assets of Sub C2. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (iii) Sub C3 converted into a single member LLC that is disregarded as an entity separate from its owner for federal income tax purposes. As a result, Controlled is treated as receiving and directly holding the assets of Sub C3. The transaction is intended to qualify as a tax-free liquidation under ss. ss. 332 and 337.

  (iv) Steps (i) through (iii) (the "Controlled Restructuring") were carried out to cause Controlled assets and liabilities currently conducted indirectly through subsidiary corporations to be held and operated for federal tax purposes by Controlled.

  (v) Sub 19 will convert into a single member LLC that is disregarded as an entity separate from its owner for federal tax purposes. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 19. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (vi) Sub 22, a wholly owned subsidiary of Sub 19, will merge into Sub 19. As a result, Sub 3 will be treated as receiving and directly holding any assets then held by Sub 22. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (vii) Sub 21, a wholly owned subsidiary of Sub 19, will convert into a single member LLC that is disregarded as an entity separate from its owner for federal tax purposes. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 21. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (viii) Sub 23, a wholly owned subsidiary of Sub 19, will convert into a single member LLC that is disregarded as an entity separate from its owner for federal tax purposes. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 23. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (ix) Sub 27, a wholly owned subsidiary of Sub 19, will merge into Sub 19. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 27. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (x) Sub 29, a wholly owned subsidiary of Sub 19 after step (ix), will convert into a single member LLC that is disregarded as an entity separate from its owner for federal tax purposes. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 29. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (xi) Sub 30, a wholly owned subsidiary of Sub 19 after step (ix), will convert into a single member LLC that is disregarded as an entity separate from its owner for federal tax purposes. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 30. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (xii) Sub 31, a wholly owned subsidiary of Sub 19 after step (ix), will merge into Sub 19. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 31. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (xiii) Sub 24, a wholly owned subsidiary of Sub 19, will merge into LLC 5, a newly formed, single member LLC that is also a wholly owned subsidiary of Sub 19 and is disregarded as an entity separate from its owner for federal tax purposes. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 24. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

   (xiv) Sub 25, a wholly owned subsidiary of Sub 19, will convert into a single member LLC that is disregarded as an entity separate from its owner for federal tax purposes. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 25. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (xv) Sub 26, a wholly owned subsidiary of Sub 19, will merge into LLC 6, a newly formed single member LLC that is also a wholly owned subsidiary of Sub 19 and is disregarded as an entity separate from its owner for federal tax purposes. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 26. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (xvi) Sub 28, a wholly owned subsidiary of LLC 6 after step (xv), will merge into LLC 7, a newly formed single member LLC that was a wholly owned subsidiary of Sub 26 before step (xv) and is disregarded as an entity separate from its owner for federal tax purposes. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 28. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (xvii) Sub 17, a wholly owned subsidiary of Sub 3, will merge into Sub 3. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (xviii) Sub 20, a wholly owned subsidiary of Sub 3, will merge into Sub 3. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (xix) Sub 33, a wholly owned subsidiary of Sub 3 after step (xviii), will convert into a single member LLC that is disregarded as an entity separate from its owner for federal tax purposes. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 33. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (xx) Sub 34, a wholly owned subsidiary of Sub 3 after step (xviii), will convert into a single member LLC that is disregarded as an entity separate from its owner for federal tax purposes. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 34. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (xxi) Sub 35, a wholly owned subsidiary of Sub 3 after step (xviii), will merge into Sub 3. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (xxii) Sub 36, a wholly owned subsidiary of Sub 3 after step (xviii), will convert into a single member LLC. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 36. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (xxiii) Sub 32, a wholly owned subsidiary of Sub 3 after step (xviii), will merge into Sub 3. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (xxiv) Sub 37, a wholly owned subsidiary of Sub 3 after step (xviii), will convert into a single member LLC that is disregarded as an entity separate from its owner for federal tax purposes. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 37. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (xxv) Sub 38, a wholly owned subsidiary of Sub 3 after step (xviii), will merge into Sub 37. As a result, Sub 3 will be treated as receiving and directly holding the assets of Sub 38. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337 and to cause a deemed liquidation of LP 2 into Sub 3.

  (xxvi) Sub 18, a wholly owned subsidiary of Sub 3, will merge into Sub 3. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (xxvii) Sub 3, a wholly owned subsidiary of LLC 1, will merge into LLC 1. As a result, Distributing will be treated as receiving and directly holding the assets of Sub 3. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (xxviii) Sub 8, a wholly owned subsidiary of Sub 5, will contribute all of its assets to LLC 8, a newly formed single member LLC that is disregarded as an entity separate from its owner for federal tax purposes.

  (xxix) Sub 8 will merge into LLC 1 and, in consideration for the merger, Distributing Common Stock will be issued to Sub 5. It is intended that Sub 8 be treated as having transferred its assets to Distributing in a transaction qualifying as a reorganization under ss. 368(a)(1)(C).

  (xxx) Sub 16, a wholly owned subsidiary of Sub 15, will merge into Sub 15. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337 and to cause a deemed liquidation of LP 1 into Sub 15.

  (xxxi) Sub 15, a wholly owned subsidiary of Sub 14, will contribute all or substantially all of its assets to LLC 9, a newly formed single member LLC that is disregarded as an entity separate from its owner for federal tax purposes.

  (xxxii) Sub 15 will merge into LLC 1 and, in consideration for the merger, Distributing Common Stock will be issued to Sub 14. It is intended that Sub 15 be treated as having transferred its assets to Distributing in a transaction qualifying as a reorganization under ss. 368(a)(1)(C).

  (xxxiii) Sub 9, a wholly owned subsidiary of Sub 5, will contribute all of its assets to LLC 10, a newly formed single member LLC that is disregarded as an entity separate from its owner for federal tax purposes.

  (xxxiv) Sub 9 will merge into LLC 1 and, in consideration for the merger, Distributing Common Stock will be issued to Sub 5. It is intended that Sub 9 be treated as having transferred its assets to Distributing in a transaction qualifying as a reorganization under ss. 368(a)(1)(C).

  (xxxv) Sub 12, a wholly owned subsidiary of Sub 11, will convert into a single member LLC that is disregarded as an entity separate from its owner for federal tax purposes. As a result, Sub 11 will be treated as receiving and directly holding the assets of Sub 12. The transaction is intended to qualify as a liquidation under ss. ss. 332 and 337.

  (xxxvi) Sub 11, a wholly owned subsidiary of Sub 7, will contribute all or substantially all of its assets to LLC 11, a newly formed single member LLC that is disregarded as an entity separate from its owner for federal tax purposes.

  (xxxvii) Sub 11 will merge into LLC 1 and, in consideration for the merger, Distributing Common Stock will be issued to Sub 7. It is intended that Sub 11 be treated as having transferred its assets to Distributing in a transaction qualifying as a reorganization under ss. 368(a)(1)(C).

  (xxxviii) Sub 10, a wholly owned subsidiary of Sub 6, will contribute all of its assets to LLC 12, a newly formed single member LLC that is disregarded as an entity separate from its owner for federal tax purposes.

  (xxxix) Sub 10 will merge into LLC 1 and, in consideration for the merger, Distributing Common Stock will be issued to Sub 6. It is intended that Sub 10 be treated as having transferred its assets to Distributing in a transaction qualifying as a reorganization under ss. 368(a)(1)(C).

  (xl) Sub 4, a wholly owned subsidiary of Sub 1, will contribute all of its assets to LLC 13, a newly formed single member LLC that is disregarded as an entity separate from its owner for federal tax purposes.

  (xli) Sub 4 will merge into LLC 1 and, in consideration for the merger, Distributing Common Stock will be issued to Sub 1. It is intended that Sub 4 be treated as having transferred its assets to Distributing in a transaction qualifying as a reorganization under ss. 368(a)(1)(C).

  (xlii) Steps (v) through (xli) (the "Distributing Restructuring") are being effected to cause Business C assets and liabilities currently conducted indirectly through LLC 1 and its predecessor, Target 1, to be held and operated for federal tax purposes by Distributing (the "Directly Conducted Business C Systems").

  (xliii) Controlled will increase the authorized number of its shares.

  (xliv) Distributing has transferred and will transfer certain assets to Controlled in exchange for Controlled's assumption of certain liabilities and in constructive exchange for shares of Controlled Common Stock. The assets transferred in the Contribution include all assets that comprise that part of Distributing's Business D business not already held by Controlled or one of Controlled's existing subsidiaries. Specifically, Distributing has transferred to Controlled Sub 39 through Sub 41, Sub 43 through Sub 45, and all of its interest in LLC 14, LLC 15, LLC 17, and LP 3. Before the Split-Off and the
Spin-Off (defined below), Distributing will transfer Sub 42 and LLC 16 to Controlled. All of the transfers described in this step are, collectively, the "Contribution." As a consequence of the Contribution, each of these entities has or will become a subsidiary of Controlled or Controlled will be treated as directly owning the assets and liabilities of the entity.

  (xlv) Distributing has conducted an exchange offer pursuant to which holders of Distributing Common Stock could exchange some or all of such stock for shares of Distributing Class A Common Stock.

  (xlvi) Distributing will repay to Controlled any remaining balance on any intercompany loans between Controlled (as lender) and Distributing (as borrower), and Controlled will repay to Distributing any remaining balance on any intercompany loans between Distributing (as lender) and Controlled (as borrower).

  (xlvii) If Shareholder has not already exercised its right to convert its Distributing Class A Preferred Stock into Distributing Class A Common Stock, the conversion will occur automatically in connection with steps (xlviii) and
(xlix), below.

  (xlviii) All of the issued and outstanding shares of Distributing Class A Common Stock will be redeemed in a mandatory exchange for shares of Controlled Common Stock (the "Split-Off").

  (xlix) Distributing will distribute pro rata to holders of Distributing Common Stock Distributing's remaining interest in Controlled (the "Spin-Off"), with the exception of m dollars worth of Controlled Common Stock (representing n percent of the Controlled Common Stock outstanding) (the "Retained Common Stock").

  (xlx) Distributing will issue no fractional shares in the Split-Off or the Spin-Off. Instead, the distribution agent will aggregate and sell on the open market all fractional shares and distribute the proceeds to those shareholders otherwise entitled to fractional shares.

  (l) Distributing intends to transfer in the manner described below some or all of the Retained Common Stock to creditors in exchange for the Notes (the "Debt-for-Equity Exchange"). To facilitate the Debt-for-Equity Exchange, it is expected that one or more financial institutions will acquire the Notes from time to time.

  Not less than 14 days after the Notes are acquired by a financial institution, the financial institution and Distributing expect to execute (neither being legally obligated to do so) an agreement under which Distributing will transfer to the financial institution Retained Common Stock in redemption of Notes acquired by the financial institution. It is contemplated that the agreement between Distributing and the financial institution will provide for an exchange ratio based on the fair market value of the Notes and an agreed on value for the Controlled Common Stock, each determined as of the date of execution. The financial institution would then resell (in a firm commitment underwriting or otherwise) the shares Distributing transferred to the financial institution in redemption of the Notes.

  Regarding any Retained Common Stock held by Distributing after the Debt-for-Equity Exchange, Distributing intends (i) to effect other debt-for-equity exchanges similar to the Debt-for-Equity Exchange (but involving Distributing debt other than the Notes) on or before the sixth month after step (xlix) above, or (ii) to issue its own debt securities that are exchangeable into the remaining Retained Common Stock and use the proceeds of such an issuance to repay debt, or (iii) if market conditions are unfavorable for either of these two alternatives, to sell the remaining Retained Common Stock in the open market and use the proceeds to pay down debt. Any remaining Retained Common Stock not disposed of in debt-for-equity exchanges would be disposed of by Distributing (i) when any exchangeable debt relating thereto is no longer outstanding or (ii) as to the open market sales, as promptly as is consistent with maximizing the proceeds from the sale of such shares, but in either case within five years of the date of the Split-Off and the Spin-Off.


                                 REPRESENTATIONS


  The  taxpayer  has  made  the   following   representations   concerning   the
Contribution, the Split-Off, and the Spin-Off (the Split-Off and Spin-Off, together, the "Splint-off").

  (a) In the case of Distributing shareholders receiving Controlled Common Stock in the Split-Off, the fair market value of the Controlled Common Stock and other consideration, if any, received by each Distributing shareholder will approximately equal the fair market value of the Distributing Class A Common Stock surrendered by the shareholder in the Split-Off.

  (b) No part of the consideration distributed by Distributing will be received by a shareholder as a creditor, employee, or in any capacity other than that of a Distributing shareholder.

  (c) The five years of financial information submitted on behalf of Distributing (regarding Business C) and Controlled (as conducted by Sub C1, Sub C2, and Sub C3 before the Controlled Restructuring) represents each corporation's present operation, and with regard to each corporation, there have been no substantial operational changes since the date of the last financial statements submitted.

  (d) Following the Splint-off, and excluding the assets to be disposed of by Distributing in the Other Transactions, the Directly Conducted Business C Systems (i) will have a fair market value that is equal to at least five percent of the total fair market value of the gross assets of Distributing or (ii) will represent at least (a) 5.1 percent of the aggregate revenues of Distributing,
(b) 5.5 percent of the total Business C customers of Distributing, and (c) 5.1 percent of the total employees of Distributing or (iii) will satisfy both (i) and (ii). Consequently, immediately after the Splint-off, the Directly Conducted Business C Systems will not be de minimis compared with the other assets or activities of Distributing at that time, taking into account the reduction in Distributing's assets that will result from the Other Transactions.

  (e) Following the Splint-off, the gross assets of that part of Business D directly conducted by Controlled will have a fair market value equal to at least five percent of the total fair market value of the gross assets of Controlled.

  (f) Following the Splint-off, Distributing and Controlled each will continue, independently and with its separate employees, the active conduct of Business C and Business D, respectively.

  (g) The Splint-off is being carried out for the following  business  purposes:
(i) to alleviate capital constraints imposed on Business D because of its affiliation with Distributing and (ii) to provide Controlled with an acquisition currency that will allow it to participate in industry consolidation. The Splint-off is motivated in substantial part by these corporate business purposes. It is also motivated in part by other purposes.

  (h) Other than through ordinary market trading and the disposition by Distributing of the Retained Common Stock, there is no plan or intention by any shareholder owning more than five percent (by vote or value) of Distributing, and the Distributing management, to its best knowledge and other than in connection with ordinary market trading or exchanges of Distributing stock occurring as part of the Other Transactions, is not aware of any plan or intention on the part of any particular remaining shareholder or security holder of Distributing to sell, exchange, transfer by gift, or otherwise dispose of any stock in, or securities of, Distributing or Controlled after the Splint-off.

  (i) There is no plan or intention by either Distributing or Controlled, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the Splint-off, other than through stock purchases meeting the requirements of ss. 4.05(1)(b) of REV. PROC. 96-30, 1996-1 C.B. 696, or through exchanges of Distributing stock occurring as part of the Other Transactions.

  (j) There is no plan or intention to liquidate either Distributing or Controlled, to merge either corporation with any other corporation, or to sell or otherwise dispose of the assets of either corporation after the Splint-off (with the exception of (i) the disposition by Distributing of m dollars worth of Retained Common Stock, (ii) dispositions of controlled corporation stock by Distributing occurring as part of the Other Transactions, and (iii) the disposition by Distributing or Controlled of certain other assets with a value not greater than 30 percent of the value of all of such corporation's assets, any consideration from which will be used by Distributing and Controlled to pay down debt, to fund the capital requirements of their respective business activities, or for other corporate business purposes), except in the ordinary course of business.

  (k) The total adjusted basis and the fair market value of the assets transferred to Controlled by Distributing in the Contribution will, in each instance, equal or exceed the liabilities assumed (as determined under ss. 357(d) of the Internal Revenue Code) by Controlled.

  (l)  The  liabilities   assumed  (as  determined  under  ss.  357(d))  in  the
Contribution were incurred in the ordinary course of business and are associated with the assets being transferred.

  (m) The income tax liability for the taxable year in which investment credit property (including any building to which ss. 47(d) applies), if any, is transferred will be adjusted pursuant to ss. 50(a)(1) or (a)(2) (or ss. 47, as in effect before amendment by PUBLIC LAW 101-508, TITLE 11, 104 Stat. 1388, 536
(1990), if applicable) to reflect an early disposition of the property.

  (n) Except in connection with continuing transactions under intercompany agreements, no intercorporate debt will exist between Distributing and Controlled at the time of, or after, the Splint-off. Any debt owed by Controlled to Distributing after the Splint-off will not constitute stock or securities.

  (o) Immediately before the Splint-off, items of income, gain, loss, deduction, and credit will be taken into account as required by the applicable intercompany transaction regulations (see ss. ss. 1.1502-13 And 1.1502-14 of the Income Tax Regulations as in effect before the publication of T.D. 8597, 1995-2 C.B. 147, and as currently in effect; ss. 1.1502-13 aS published by T.D. 8597). Further, any excess loss account Distributing may have in the Controlled stock or any direct or indirect Controlled subsidiary will be included in income immediately before the Splint-off to the extent required by applicable regulations (see ss. 1.1502-19).

  (p) Except for payments under certain services agreements (which are transitional in nature), payments made in connection with any continuing transactions between Distributing and Controlled will be for fair market value based on terms and conditions arrived at by the parties bargaining at arm's length.

  (q) No two parties to the transaction are investment companies as defined in ss. 368(a)(2)(F)(iii) and (iv).

  (r) The Distributing Class A Common Stock and Distributing Class A Preferred Stock each constitutes stock of Distributing for federal income tax purposes.

  (s) For purposes of ss. 355(d), immediately after the Splint-off, no persoN (determined after applying ss. 355(d)(7)) will hold stock possessing 50 percent or more of the total combined voting power of all classes of Distributing stock entitled to vote, or 50 percent or more of the total value of shares of all classes of Distributing stock, that was acquired by purchase (as defined in ss. 355(d)(5) and (8)) during the five-year period (determined after applying ss. 355(d)(6)) ending on the date of the Splint-off.

  (t) For purposes of ss. 355(d), immediately after the Splint-off, no person (determined after applying ss. 355(d)(7)) will hold stock possessing 50 percent or more of the total combined voting power of all classes of Controlled stock entitled to vote, or 50 percent or more of the total value of shares of all classes of Controlled stock, that was either (i) acquired by purchase (as defined in ss. 355(d)(5) and (8)) during the five-year period (determined after applying ss. 355(d)(6)) ending on the date of the Splint-off or (ii) attributable to distributions on Distributing stock that was acquired by purchase (as defined in ss. 355(d)(5) and (8)) during the five-year period
(determined after applying ss. 355(d)(6)) ending on the date of the Splint-off.

  (u) The Splint-off is not part of a plan or series of related transactions (within the meaning of ss. 355(e)) pursuant to which one or more persons will acquire, directly or indirectly, stock possessing 50 percent or more of the total combined voting power of all classes of stock of either Controlled or Distributing entitled to vote, or stock possessing 50 percent or more of the total value of all classes of stock of either Controlled or Distributing.

  (v) The payment of cash in lieu of fractional shares of Controlled Common Stock is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Distributing shareholders will not exceed one percent of the total consideration that will be issued in the transaction to the Distributing shareholders in exchange for their shares of Controlled stock. The fractional share interests of each Distributing shareholder will be aggregated, and it is intended that no Distributing shareholder will receive cash in an amount equal to or greater than the value of one full share of Controlled Common Stock.

  (w) The business purpose for Distributing's retention of the Retained Common Stock is to facilitate the reduction of Distributing debt. None of Distributing's directors or officers will serve as directors or officers of Controlled as long as Distributing retains the stock. The Retained Common Stock will be disposed of as soon as a disposition is warranted consistent with the business purpose for the retention but in any even not later than five years after the Splint-off. Distributing will vote the retained shares in proportion to the votes cast by Controlled's other shareholders.

  (x) The fair market value of the assets transferred to Controlled in the Contribution, net of assumed liabilities (as determined under ss. 357(d)) will, at the time of the Contribution, equal or exceed the fair market value of the Retained Common Stock.


                                     RULINGS

  Based solely on the information submitted and the representations set forth above, we rule as follows:

  (1) The Contribution, followed by the Splint-off, will be a reorganization under ss. 368(a)(1)(D). Distributing and Controlled each will be "a party to a reorganization" under ss. 368(b).

  (2) No gain or loss will be recognized by Distributing on the Contribution (ss. 361(a) and ss. 357(a)).

  (3) No gain or loss will be recognized by Controlled on the Contribution (ss. 1032(a)).

  (4) The basis of each asset received by Controlled in the Contribution will equal the basis of that asset in the hands of Distributing immediately before the transfer (ss. 362(b)).

  (5)  The  holding   period  of  each  asset  received  by  Controlled  in  the
Contribution will include the period during which Distributing held that asset (ss. 1223(2)).

  (6) No gain or loss will be recognized by Distributing on the Splint-off (ss. ss. 355(d) and 361(c)(1)).

  (7)  No  gain  or  loss   will  be   recognized   by   Distributing   on  the
Debt-for-Equity Exchange (i.e., the exchange of Retained Common Stock for the Notes) (ss. 361(c)(3)).

  (8) No gain or loss will be recognized by (and no amount will otherwise be included in the income of) the holders of Distributing Common Stock or Distributing Class A Common Stock upon receipt of Controlled Common Stock from Distributing (ss. 355(a)(1)).

  (9) A shareholder who receives Controlled Common Stock in the Split-Off will have an aggregate adjusted basis in the Controlled Common Stock immediately after the Split-Off equal to the aggregate adjusted basis of the shareholder's Distributing Class A Common Stock surrendered in the Split-Off (ss. 358(a)(1)).

  (10) A shareholder who receives Controlled Common Stock in the Spin-Off will have an aggregate adjusted basis in its Distributing Common Stock and Controlled Common Stock equal to the aggregate adjusted basis of the Distributing Common Stock held immediately before the Spin-Off, allocated between the Distributing Common Stock and the Controlled Common Stock in proportion to the fair market value of each (ss. ss. 358(b), 1.358-2(a)(2)).

  (11) The holding period of Controlled Common Stock received by a shareholder in the Split-Off will include the holding period of the Distributing Class A Common Stock surrendered in exchange therefor, provided the Distributing Class A Common Stock is held as a capital asset on the date of the Split-Off (ss. 1223(1)).

  (12) The holding period of Controlled Common Stock received by a shareholder in the Spin-Off will include the holding period of the Distributing Common Stock with respect to which the distribution is made, provided the Distributing Common Stock is held as a capital asset on the date of the Spin-Off (ss. 1223(1)).

  (13)  Earnings  and  profits  will  be  allocated  between   Distributing  and
Controlled in accordance with ss. ss. 312(h), 1.312-10(a), and 1.1502-33(e)(3).

  (14) Shareholders of Distributing who receive cash in lieu of fractional shares of Controlled Common Stock will recognize gain or loss measured by the difference between the basis of the fractional share received and the amount of cash received

(ss. 1001). If the fractional share qualifies as a capital asset in the hands of the shareholder, the gain or loss will be a capital gain or loss subject to the provisions of Subchapter P of Chapter 1 of the Code.

  (15) The retention by Distributing of the Retained Common Stock will not be in pursuance of a plan having as one of its principal purposes the avoidance of federal income tax within the meaning of ss. 355(a)(1)(D)(ii).


                                     CAVEATS


  No opinion is expressed about the tax treatment of the Proposed Transaction under other provisions of the Code or regulations or the tax treatment of any conditions existing at the time of, or effects resulting from, the Proposed Transaction that are not specifically covered by the above rulings. In particular, no opinion is expressed about

  (i)  the  Controlled   Restructuring,   except  insofar  as  it  affects  the
five-year active business requirement of ss. 355(b);

  (ii) the Distributing Restructuring, except insofar as it affects the five-year active business requirement of ss. 355(b);

  (iii)   the   treatment   of   non-arm's   length   payments   described   in
representation  (p); and

  (iv) the treatment under ss. 361(c)(3) (or any other provision of the Code or regulations) of the disposition of any Retained Common Stock other than in the Debt-for-Equity Exchange.


                              PROCEDURAL STATEMENTS

  This ruling letter is directed only to the taxpayer who requested it. Section 6110(k)(3) provides that it may not be used or cited as precedent.

  Each taxpayer involved in this transaction should attach a copy of this ruling letter to the taxpayer's federal income tax return for the taxable year in which the transaction covered by this letter is completed.

  Under a power of attorney on file in this office, a copy of this letter is being sent to each of your authorized representatives.


                                                                      Sincerely,
                                             Associate Chief Counsel (Corporate)
                                                                             By:
                                                                 Wayne T. Murray
                                                      Senior Technician Reviewer
                                                                        Branch 4